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                     March 22, 2023

       Craig Kesler
       Chief Financial Officer
       Eagle Materials Inc.
       5960 Berkshire Lane, Suite 900
       Dallas, Texas 75225

                                                        Re: Eagle Materials
Inc.
                                                            Form 10-K for the
Fiscal Year Ended March 31, 2022
                                                            Filed May 20, 2022
                                                            File No. 001-12984

       Dear Craig Kesler:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing